EXHIBIT 99.1

NEWS
For Immediate Release                          From MasTec, Inc.
September 30, 1997                             3155 N.W. 77th Avenue, Suite 135
                                               Miami, Florida 33122-1205
                                               Tel :    (305) 599-1800
                                               Fax :    (305) 406-1908
                                               For more information contact:
                                               Edwin D. Johnson,
                                               Chief Financial Officer
                                               ejohnson@mastec.com


              MASTEC ANNOUNCES PARTIAL SALE OF SUPERCANAL HOLDINGS

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that Multicanal, S.A., one of the leading cable television operators in Argentina, has acquired an additional 5.5% of Supercanal Holding, S.A., an Argentine cable television operator, from MasTec for $20 million in cash. In addition, MasTec has obtained agreement from Supercanal shareholders to convert a portion of its remaining 23.3% equity stake in Supercanal ordinary shares to preferred, non-voting shares with registration rights. MasTec will retain approximately 13.5% voting interest in the company.

Jorge Mas, President and Chief Executive Officer of MasTec, said: "The value created during our two year investment in Supercanal is indicative of the tremendous opportunities we see in South America. Our core business of communications infrastructure services provides us with an excellent platform from which to see these opportunities as they develop and we are confident that additional high yield investments may be obtained in the future. We have elected to retain a significant interest in Supercanal as we believe additional value can be created for our shareholders."

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.

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